                                                                      EXHIBIT 11


                        ICF KAISER INTERNATIONAL, INC.
                       COMPUTATION OF EARNINGS PER SHARE

                                                  Nine Months Ended November 30,
                                                  ------------------------------
                                                     1993                1992
                                                  ----------          ----------
PRIMARY AND FULLY DILUTED

 Net income (loss) available for common
   shareholders, as reported                       $ (1,731,000)     $ 3,351,000
 Less:  amortization of discount on
   redeemable preferred stock, net of tax               202,000          201,000
                                                   ------------      -----------
 Net income (loss) available for common
   shareholders after amortization of dis-
   count on redeemable preferred stock             $ (1,933,000)     $ 3,150,000
                                                   ============      ===========

 Weighted average of common shares
   oustanding                                        20,880,769       21,259,384
                                                        as               as
                                                     20,881,000       21,259,000

 Net income (loss) per common and
   common stock equivalent                         $      (0.09)     $      0.15
                                                   ============      ===========
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

                                                 Three Months Ended November 30,
                                                 -------------------------------
                                                     1993                1992
                                                 ------------        -----------
PRIMARY AND FULLY DILUTED

 Net income available for common
   shareholders, as reported                       $    92,000       $   949,000
 Less:  amortization of discount on
   redeemable preferred stock, net of tax               67,000            66,000
                                                   -----------       -----------
 Net income available for common
   shareholders after amortization of dis-
   count on redeemable  preferred stock            $    25,000       $   883,000
                                                   ===========       ===========

 Weighted average of common shares
   outstanding                                      20,805,992        21,274,195
                                                       as                as
                                                    20,806,000        21,274,000
                                                   ===========       ===========
 Net income per common and
   common stock equivalent                         $      0.00       $      0.04
                                                   ===========       ===========
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